NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                              January 28, 2000


                               FRANKLIN COVEY

         You are cordially invited to attend the Annual Meeting of Shareholders of Franklin Covey Co. (the "Company"), which will be held on Friday, January 28, 2000 at 10:00 a.m., at the Hyrum W. Smith Auditorium, 2200 West Parkway
Boulevard, Salt Lake City, Utah 84119-2331 (the "Annual Meeting"), for the following purposes:

    (I) To elect four directors of the Company, each to serve a term of three years expiring at the annual meeting of shareholders of the Company to be held following the end of fiscal year 2002 and until their respective successors shall be duly elected and shall qualify;

    (II) To consider and vote upon a proposal to amend the Franklin Covey 1992 Stock Incentive Plan to increase the maximum number of restricted shares, stock units and options that may be awarded thereunder from 5,000,000 to 6,000,000;

    (III) To consider and vote upon a proposal to ratify the appointment of Arthur Andersen LLP as independent auditor of the Company for the fiscal year ending August 31, 2000; and

    (IV) To transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.

         The Board of Directors has fixed the close of business on November 22, 1999, as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

         All shareholders are urged to attend the meeting.

                                       By Order of the Board of Directors


                                       Robert A. Whitman
                                       Chairman of the Board

December 27, 1999

                                   IMPORTANT

         Whether or not you expect to attend the Annual Meeting in person, to assure that your shares will be represented, please complete, date, sign and return the enclosed proxy without delay in the enclosed envelope, which requires no additional postage if mailed in the United States. Your proxy will not be used it you are present at the Annual Meeting and desire to vote your shares personally.

                               FRANKLIN COVEY CO.
                          2200 West Parkway Boulevard
                        Salt Lake City, Utah 84119-2331

                             ---------------------

                                PROXY STATEMENT
                             ---------------------


                        Annual Meeting of Shareholders
                               January 28, 2000



                            SOLICITATION OF PROXIES

         This Proxy Statement is being furnished to the shareholders of Franklin Covey Co., a Utah corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company of proxies from holders of outstanding shares of the Company's Common Stock, $0.05 par value per share (the "Common Stock"), for use at the Annual Meeting of Shareholders of the Company to be held on Friday, January 28, 2000, and at any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement, the Notice of Annual
Meeting of Shareholders and the accompanying form of proxy are first being mailed to shareholders of the Company on or about December 27, 1999.

         The Company will bear all costs and expenses relating to the solicitation of proxies, including the costs of preparing, printing and mailing to shareholders this Proxy Statement and accompanying materials. In addition to the solicitation of proxies by use of the mails, the directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies personally or by telephone or telegram. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of the shares of Common Stock held by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.


                                    VOTING

         The Board of Directors has fixed the close of business on November 22, 1999, as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). As of the Record Date, there were issued and outstanding 20,518,654 shares of Common Stock. The holders of record of the shares of Common Stock on the Record Date entitled to be voted at the Annual Meeting are entitled to cast one vote per share on each matter submitted to a vote at the Annual Meeting.

PROXIES

         Shares of Common Stock which are entitled to be voted at the Annual Meeting and which are represented by properly executed proxies will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares will be voted FOR the election of each of the four director nominees, FOR the proposed amendment to the Franklin 1992 Stock Incentive Plan to increase the maximum number of restricted shares, stock units and options that may be awarded thereunder from 5,000,000 to 6,000,000, FOR the ratification of the appointment of Arthur Andersen LLP as the independent auditor of the Company for the fiscal year ending August 31, 2000, and, in the discretion of the proxy holder, as to any other matters which may properly come before the Annual Meeting. A shareholder who has executed and returned a proxy may revoke it at any time prior to its exercise at the Annual Meeting by executing and returning a proxy bearing a later date, by filing with the Secretary of the Company, at the address set forth above, a written notice of revocation bearing a later date than the proxy being revoked, or by voting the Common Stock covered thereby in person at the Annual Meeting.

VOTE REQUIRED

         A majority of the votes entitled to be cast at the Annual Meeting is required for a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. In the election of the directors, the four nominees receiving the highest number of votes will be elected. Accordingly, abstentions and broker non-votes will not affect the outcome of the election. The proposed amendment to the 1992 Franklin Stock Incentive Plan to increase the maximum number of restricted shares, stock units and options that may be awarded under the Plan and the approval of other matters, including the ratification of the appointment of Arthur Andersen as independent auditor for the Company, which may properly come before the meeting generally requires that the number of votes cast in favor of the proposal exceed the number of votes cast in opposition. Abstentions and broker non-votes will not affect the outcome of any such matter. Holders of shares of Common Stock are entitled to one vote at the Annual Meeting for each share of Common Stock held of record at the Record Date.


                            ELECTION OF DIRECTORS

         At the Annual Meeting, four directors of the Company are to be elected to serve three-year terms expiring at the annual meeting of shareholders to be held following the end of fiscal year 2002 and until their successors shall be duly elected and qualified. If any of the nominees should be unavailable to serve, which is not now anticipated, the proxies solicited hereby will be voted for such other persons as shall be designated by the present Board of Directors. The four nominees receiving the highest number of votes at the Annual Meeting will be elected.

         In addition to the directors to be elected at the Annual Meeting, the directors named below will continue to serve their respective terms of office as indicated. Joel C. Peterson, E. Kay Stepp, Steven C. Wheelwright and Robert A. Whitman are currently serving terms which expire at the annual meeting of the Company's shareholders to be held following the end of fiscal year 2000. Stephen
M. R. Covey, Robert H. Daines, E. J. "Jake" Garn and Donald J. McNamara are currently serving terms which expire at the annual meeting of the Company's shareholders to be held following the end of fiscal year 2001. Brief statements setting forth certain biographical information concerning each nominee and continuing director appear below.

NOMINEE FOR ELECTION AS DIRECTOR

         Certain information with respect to the nominee is set forth below.

         Hyrum W. Smith, 56, a co-founder of the Company, has served as a director of the Company since December 1983 and has served as Vice Chairman of the Board of Directors since June 1999. Mr. Smith served as Chairman of the Board of Directors from December 1986 to June 1999. Mr. Smith served as the Chief Executive Officer of the Company from February 1997 to March 1998, a position he also held from April 1991 to September 1996. He was Senior Vice

President of the Company from December 1984 to April 1991. Mr. Smith is author of The Ten Natural Laws of Time and Life Management. He is also a director of SkyWest, Inc. (NASDAQ), Children's Miracle Network, and on the Advisory Board for the University of Utah School of Business.

         Stephen R. Covey, 67, has been Vice Chairman of the Board of the Company since June 1999. Dr. Covey Served as Co-Chairman of the Board of Directors from May 1997 to June 1999. Dr. Covey founded Covey Leadership Center ("Covey") and served as its Chief Executive Officer and Chairman of the Board from 1980 to 1997. Dr. Covey received his MBA degree from Harvard Business School and his doctorate from Brigham Young University, where he was a professor of organizational behavior and business management from 1957 to 1983, except for periods in which he was on leave from teaching, and served as Assistant to the President and Director of University Relations. Dr. Covey is the author of several acclaimed books, including The 7 Habits of Highly Effective People, Principle-Centered Leadership, The 7 Habits of Highly Effective Families, and the co-author of First Things First. His newest books, The Nature of Leadership, co-authored with Roger Merrill and DeWitt Jones, and Living the 7 Habits:
Stories of Courage and Inspiration were introduced in 1999.

         Dennis G. Heiner, 56, was appointed as a director of the Company in January 1997. Mr. Heiner has served as president and chief executive officer of Werner Co., a leading manufacturer of climbing products and aluminum extrusions, since 1999. Prior to joining Werner, he was employed by Black & Decker Corporation from 1985 to 1999 where he served as Executive Vice President and President of the Security Hardware Group, a world leader in residential door hardware.

         Brian A. Krisak, 48, was appointed to the Board of Directors in June 1999. Mr. Krisak is a principal of the Hampstead Group L.L.C., a private equity investment firm based in Dallas, Texas. Mr. Krisak joined The Hampstead Group in January 1999. Prior to joining Hampstead, Mr. Krisak served as vice president and general manager of PICO, Inc., a satellite and wireless communications firm in the transportation industry, from 1997 to 1999 and owned and operated Krisak Consulting from 1993 to 1997. He received his degree in Government and Law from Lafayette College in 1973 and his MBA in 1978 from Harvard University.

DIRECTORS WHOSE TERMS OF OFFICE CONTINUE

         Certain information with respect to continuing directors is set forth below.

         Joel C. Peterson, 52, has been a director of the Company since May 1997. Mr. Peterson served as a director of Covey from 1993 to 1997 and as Vice Chairman of Covey from 1994 to 1997. Mr. Peterson is also chairman of Peterson Ventures, Inc., a private equity investment firm and is chairman of the board of directors for Essex Capital, a real estate development and management company. Mr. Peterson also serves on the boards of directors of Road Rescue, Dermody Properties, AccuDocs, JetBlue and Bay Logics, Inc. Mr. Peterson earned his MBA from Harvard Business School. Mr. Peterson's term as a director expires in 2000.

         E. Kay Stepp, 54, has been a director of the Company since May 1997. Ms. Stepp served as a director of Covey from 1992 to 1997. Ms. Stepp is a principal and owner of Executive Solutions, a Portland-based consulting firm specializing in assisting senior executives and boards of directors. In addition, Ms. Stepp is Chairman of Gardenburger, Inc. (NASDAQ), a marketing and manufacturer of low-fat meatless frozen food products. Ms. Stepp is also currently a director of StanCorp Financial Group (NYSE), Planar Systems, Inc. (NASDAQ), and Working Assets, Inc. and is a founding director of the Bank of the Northwest. She received her Bachelor of Arts degree from Stanford University and a Master in Arts in Management from the University of Portland and attended the Stanford Executive Program. Ms. Stepp's term as a director expires in 2000.

         Steven C. Wheelwright, 56, has been a director of the Company since January 1999. Dr. Wheelwright is the Edsel Bryant Ford Professor of Business Administration at Harvard Business School. He also serves as Senior Associate Dean responsible for faculty hiring and planning. Dr. Wheelwright has also taught at Stanford University's Graduate School of Business and has authored several texts presenting concepts and tools proven effective in product and process development. Dr. Wheelwright is currently a director of Quantum Corporation (NYSE), TJ International (NASDAQ), Heartport (NASDAQ), and O.C. Tanner Company. Dr. Wheelwright's term as a director expires in 2000.

         Robert A. Whitman, 46, has been a director of the Company since May 1997 and has served as Chairman of the Board of Directors since June 1999 and Chief Executive Officer of the Company since July 1999. Mr. Whitman served as a director of Covey from 1994 to 1997. Since 1992, Mr. Whitman has been the President and Co-Chief Executive Officer of the Hampstead Group L.L.C., a private equity investment firm based in Dallas, Texas. In addition, Mr. Whitman serves as Chairman and Chief Executive Officer of Malibu Entertainment International. Mr. Whitman received his Bachelor of Arts degree in Finance from the University of Utah and his MBA from Harvard Business School. Mr. Whitman's term as a director expires in 2000.

         Stephen M. R. Covey, 37, has been Executive Vice President of the Company since May 1997 responsible for Organizational Solutions. From 1994 to 1997, Mr. Covey served as President and Chief Executive Officer of Covey. Mr. Covey joined Covey in 1989, serving in various capacities prior to his appointment as President and Chief Executive Officer, including Vice President of Client Services Group, Vice President of Corporate Development, and Managing Consultant. Mr. Covey earned an MBA from Harvard Business School and has professional work experience in different industries, including real estate development with Trammell Crow Company in Dallas, Texas. Mr. Covey's term as a director expires in 2001.

         Robert H. Daines, 65, has been a director of the Company since April 1990. Dr. Daines is the Driggs Professor of Strategic Management at Brigham Young University, where he has been employed since 1959. Dr. Daines also currently serves on the board of directors for Citibank Universal Financial Corporation and Alta Technology. Dr. Daines received his MBA from Stanford and his DBA from Indiana University. Mr. Daines's term as a director expires in 2001.

         E. J. "Jake" Garn, 67, was elected to serve as a director of the Company in January 1993. Mr. Garn has been Vice Chairman of Huntsman Corporation since January 1993. From December 1974 to January 1993, Mr. Garn was a United States Senator from the State of Utah. During his term in the Senate, Mr. Garn served six years as Chairman of the Senate Banking, Housing and Urban Affairs Committee and served on the Appropriations, Energy and Natural Resources, and Senate Rules Committees. Prior to his election to the Senate, Mr. Garn served as Mayor of Salt Lake City, Utah, from January 1972 to December 1974. Mr. Garn also currently serves as a director of Morgan Stanley Dean Witter Advisors (NYSE), NuSkin Asia Pacific Corporation (NYSE) and BMW Bank of NA (NASDAQ), and is a member of the Board of Trustees of Intermountain Health Care. Mr. Garn's term as a director expires in 2001.

          Donald J. McNamara, 46, was appointed to serve as a director in June 1999. Mr. McNamara is the founder of the Hampstead Group L.L.C., a private equity investment firm based in Dallas, Texas, and has served as its Chairman since its inception in 1989. He currently serves as chairman of the board of directors of Houlihan's Restaurant Group, Inc. and as chairman of the board of directors of FelCor Lodging Trust (NYSE). Mr. McNamara also currently serves as a director of Legend Airlines, a trustee of Saint Mark's School, a trustee of the Virginia Tech Foundation, and a member of the Real Estate Round Table and the Urban Land Institute. He received his undergraduate degree from Virginia Tech and his MBA in 1978 from Harvard University. Mr. McNamara's term as a director expires in 2001.



CURRENT DIRECTOR WHOSE TERM OF OFFICE EXPIRES ON JANUARY 28, 2000

         Certain information with respect to a director who will conclude service as of the date of the Annual Meeting is set forth below.

         Jon H. Rowberry, 52, was employed by the Company as Senior Vice President, Treasurer and Chief Financial Officer in September 1995, was appointed as Executive Vice President in March 1996, Chief Operating Officer in September 1996, President in February 1997 and Chief Executive Officer in March

1998. Mr. Rowberry resigned as an officer of the Company in July 1999 but will continue to serve as a consultant to the Company. Mr. Rowberry also currently serves as a director for Hall Kinnion (NASDAQ). Mr. Rowberry is a Certified Public Accountant.


COMMITTEES, MEETINGS AND REPORTS

         The Board of Directors has standing Executive, Audit, Nominating and Compensation Committees. The Executive Committee presently consists of Messrs. Joel Peterson, Chairperson, Stephen M. R. Covey, Robert Whitman and Hyrum Smith. The members of the Audit Committee are Messrs. Jake Garn, Chairperson, Robert Daines and Joel Peterson. The Nominating Committee consists of Messrs. Stephen
R. Covey and Hyrum Smith. The Compensation Committee consists of Ms. Kay Stepp, Chairperson, and Messrs. Dennis Heiner, Brian Krisak and Steven Wheelwright.

         The Executive Committee met five times during the 1999 fiscal year. Its functions are to oversee: the day-to-day operations of the Company, employment rights and compensation of designated key employees and to make recommendations with respect thereto to the Compensation Committee and the Board of Directors; and to establish the agenda for the Board of Directors meetings.

         The Audit Committee met four times during the 1999 fiscal year. Its functions are: (i) to review and approve the selection of, and all services performed by, the Company's independent auditors; (ii) to review the Company's internal controls and audit functions; and (iii) to review and report to the Board of Directors with respect to the scope of internal and external audit procedures, accounting practices and internal accounting, and financial and risk controls of the Company.

         The Nominating Committee met once during the 1999 fiscal year. The Nominating Committee has exclusive authority to nominate individuals for election to the following offices: President, Chief Executive Officer, Chief Financial Officer and individuals to be nominated by the Board of Directors to serve on the Board of Directors or committees of the Board.

         The Compensation Committee met four times during the 1999 fiscal year. Its functions are: (i) to review, and make recommendations to the Board of Directors regarding the salaries, bonuses and other compensation of the Company's Chairman of the Board and executive officers; and (ii) to review and administer any stock option, stock purchase plan, stock award plan and employee benefit plan or arrangement established by the Board of Directors for the benefit of the executive officers and employees of the Company.

         During the 1999 fiscal year, there were five meetings held by the Board of Directors of the Company. All directors attended more than 75% of the board meetings. No director attended fewer than 75% of the total number of meetings of the committees on which he or she served.

DIRECTOR COMPENSATION

         Messrs. Robert A. Whitman, Brian A. Krisak, Donald J. McNamara, Stephen
M. R. Covey and Stephen R. Covey do not currently receive compensation for Board or committee meetings. Remaining directors are paid as follows: an annual retainer of $16,000, with the exception of the committee chairpersons who are paid an annual retainer of $18,000; $1,000 for attending each committee meeting, with the exception of the committee chairperson who is paid $1,100; $667 for committee meetings held by telephone, with the exception of the committee chairperson who receives $773. Directors are reimbursed by the Company for their out-of-pocket travel and related expenses incurred in attending all Board and committee meetings. On January 8, 1999, the Company financed the purchase of 1,450 shares of its Common Stock by each of its then outside directors (seven persons) for $17.25 per share, the market value on that date, through acceptance of a promissory note from each director in the amount of $25,013, secured by the stock purchased. The notes are payable in three annual installments with the Company having the right to offset payments due against the annual Board retainer. The Company has agreed to reduce the principal due with respect to each payment if earnings per share falls with a designated range of budgeted earnings per share.


                            EXECUTIVE OFFICERS

         In addition to Messrs. Whitman and Stephen M. R. Covey, certain information is furnished with respect to the following executive officers of the
Company:

         Val John Christensen, 45, has been Secretary and General Counsel of the Company since January 1990 and an Executive Vice President since March 1996. Mr. Christensen served as a director of the Company from July 1991 to June 1997. From January 1990 to March 1996, Mr. Christensen served as a Senior Vice President of the Company. From March 1987 to November 1989, Mr. Christensen was engaged in the private practice of law with the law firm of LeBoeuf, Lamb, Lieby & MacRae, specializing in general business and business litigation matters. From 1983 until he joined the Company, Mr. Christensen acted as outside counsel to the Company.

         Don J. Johnson, 51, has been Executive Vice President - Manufacturing / Distribution of the Company since May 1996 responsible for the manufacturing, printing, packaging and distribution of the Company's product line. From 1986 to 1996, Mr. Johnson was employed by Valleylab, a division of Pfizer, Inc., a medical device manufacturing and distributing company in Boulder, Colorado, as Director of both Domestic and International Manufacturing and Distribution. Mr. Johnson has more than 29 years of manufacturing and distribution management experience in both the U.S. and international markets.

         John R. Harding, 40, has been Executive Vice President - Marketing and Solutions for Franklin Covey since October 1999. He joined the company in February 1994, through the acquisition of Shipley Associates where he served as Chief Executive Officer. He served as Vice President of the Company from 1994 to 1999 with responsibilities for the consultant delivery, strategy, and innovation. Mr. Harding earned a Masters of Management from Northwestern
University. He is also a certified facilitator of The 7 Habits of Highly Effective People and a Certified Public Accountant (CPA).

          Mikell Rigg McGuire, 34, has been Executive Vice President of the International Division since February 1999. Ms. Rigg McGuire joined the Company in 1990 in International Sales. She has held various positions within the Company including, Vice President of Sales in Canada, General Manager of the Canadian office and Area Vice President of the Americas.

          Douglas Smith, 45, has been Executive Vice President of e-Commerce, Online and Electronic Products since October, 1999. Mr. Smith joined Franklin Covey in November 1998 as Vice President of the Electronics Solutions Division. Prior to joining the Company, Mr. Smith was employed at Sequent Computers for 12 years in various marketing and business development roles.

         John L. Theler, 52, has been Executive Vice President and Chief Financial Officer of the Company since January 1997. From 1992 to 1996, Mr. Theler was employed by Rubbermaid, a multinational company that markets and manufactures plastic and rubber consumer products, initially as Vice President of Finance and Controller of the Home Products Division and later as Vice President and Corporate Controller. From 1971 to 1992, Mr. Theler was employed by General Electric in progressive financial assignments.

         D. Gordon Wilson, 47, has been an Executive Vice President of the Company since March 1996 responsible for retail store operation, catalog sales operations and direct product sales. Mr. Wilson served as a Senior Vice President of the Company responsible for the Retail Stores Division and the Marketing Division since January 1995 and September 1995, respectively. From 1989 to 1994, he was Group Vice President and General Merchandise Manager of the Home Division and Apparel Division of Fred Meyer, Inc. Mr. Wilson held various buying and merchandising positions at Fred Meyer, Inc. from 1983 to 1989.


                            EXECUTIVE COMPENSATION

         The compensation of Robert A. Whitman, the Company's Chief Executive Officer, Jon H. Rowberry, who served as the Company's Chief Executive Officer during fiscal 1999, Hyrum W. Smith, who served as the Company's Chairman of the Board of Directors during fiscal 1999 and the four other most highly paid executive officers during the fiscal year ended August 31, 1999 is shown on the following pages in three tables and discussed in a report from the Compensation Committee of the Board of Directors.

SUMMARY COMPENSATION TABLE

                                                                                        Long Term Compensation
                                                                                       -------------------------
                                           Annual Compensation                                  Awards
                                  --------------------------------------               -------------------------
                                                                                        Restricted
                                   Fiscal                                Other Annual     Stock       Options/      All Other
       Name and Position            Year        Salary        Bonus     Compensation(1)  Awards(2)    SARs(#)(4)  Compensation(5)
--------------------------------  ---------  ------------- ----------- ---------------  ----------   -----------  ---------------
Robert A. Whitman                   1999       $   ---       $  ---       $14,000       $   ---          ---         $    ---
  Chairman and Chief                1998           ---          ---        18,000           ---          ---              ---
  Executive Officer                 1997           ---          ---        17,580           ---          ---              ---

Jon H. Rowberry                     1999        304,615       143,352         ---           ---       30,000            4,800
  Chief Executive Officer (3)       1998        270,832       163,098         ---           ---       70,000            5,156
                                    1997        211,456       350,000         ---        90,000       80,000            5,100

Hyrum W. Smith                      1999        293,846       112,706         ---           ---       30,000            4,800
  Vice Chairman of the Board        1998        281,238       175,560         ---           ---          ---            5,445
                                    1997        263,738       350,000         ---       180,000          ---            4,750

Stephen M. R. Covey                 1999        181,731        90,000         ---           ---       25,000            4,800
  Executive Vice President          1998        195,769       216,375         ---           ---          ---            4,754
                                    1997        235,000       233,609         ---           ---          ---            4,800

Val John Christensen                1999        163,323        90,000         ---           ---       25,000            4,771
  Executive Vice President          1998        156,667        71,820         ---           ---          ---            2,891
  and Secretary                     1997        155,400       135,000         ---        72,000       35,000            4,750

D. Gordon Wilson                    1999        162,462        90,000         ---           ---       16,000            4,431
  Executive Vice President          1998        156,667        71,820         ---           ---       21,000            4,102
                                    1997        150,000        90,000         ---        36,000       24,000            5,100
John L. Theler                      1999        162,462        90,000         ---           ---       30,000            4,616
  Executive Vice President          1998        156,667        71,820         ---           ---       45,000            2,133
  and Chief Financial Officer       1997        112,500        70,000         ---        18,000       30,000              ---

----------------------
(1) Includes compensation paid to Mr. Whitman as a member of the Board of Directors.
(2) Restricted stock awards vest in full four years from the date of grant. No vesting occurs prior to four years from grant. Holders of restricted shares are entitled to receipt of any dividends paid. The number of shares granted to each of the persons named in the foregoing table and the value of restricted shareholdings at the end of the fiscal year is as follows:


                                                             Number           Value at
                                   Name                     Of Shares      August 31, 1999
                  -------------------------------------------------------  ----------------
                  Hyrum W. Smith.........................    19,000             $147,250
                  Jon H. Rowberry........................     9,000               69,750
                  Val John Christensen...................     6,500               50,375
                  D. Gordon Wilson.......................     3,000               23,250
                  John L. Theler.........................     1,000                7,750

(3) Mr. Rowberry served as Chief Executive Officer until July 1999 when Mr. Whitman was appointed as Chief Executive Officer.

(4) Amounts shown reflect options granted to the named executive officers pursuant to the Franklin Covey 1992 Stock Incentive Plan (the "Incentive Plan"). As of August 31, 1999, the Company had not granted any stock appreciation rights.
5) Amounts shown reflect contributions made by the Company for the benefit of the named executive officers under the Franklin Covey 401(k) Profit Sharing Plan.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

          The following table sets forth individual grants of stock options made by the Company during the fiscal year ended August 31, 1999 to the persons named in the preceding Summary Compensation Table. As of August 31, 1999, the Company had not granted any stock appreciation rights to the executive officers named below.


                                           Percent of                                Potential Realizable Value at
                                              Total                                  Assumed Annual Rates of Stock
                                             Options                                 Price Appreciation for Option
                                           Granted to      Exercise                       Term (in dollars)
                                Options    Employees in    or Base    Expiration    --------------------------------
            Name                Granted    Fiscal Year      Price         Date            5%               10%
-----------------------------  ---------- --------------  ---------  -------------- --------------  ----------------
Robert A. Whitman...........       ---         ---       $   ---             ---       $    ---          $    ---

Hyrum W. Smith..............    30,000         1.7%         9.69       4/30/2009        182,773           463,181

Jon H. Rowberry.............    30,000         1.7          9.69       4/30/2009        182,773           463,181

Stephen M. R. Covey.........    25,000         1.4          9.69       4/30/2009        152,310           385,985

Val John Christensen........    25,000         1.4          9.69       4/30/2009        152,310           385,985
                                65,300         3.6          7.00       7/28/2009        287,468           728,500

D. Gordon Wilson............    15,000         0.8          9.69       4/30/2009         91,386           231,591
                                 1,000         0.0         17.69      12/11/2008         11,124            28,189

John L. Theler..............    20,000         1.1         9.69        4/30/2009        121,848           308,788
                                10,000         0.6        17.69       12/11/2008        111,235           281,893


AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR OPTION/SAR VALUES

          The following table sets forth the number of shares of Common Stock acquired during the fiscal year ended August 31, 1999, upon the exercise of stock options, the value realized upon such exercise, the number of unexercised stock options held on August 31, 1999, and the aggregate value of such options held by the persons named in the Summary Compensation Table. This table reflects options to acquire shares of Common Stock granted to the named individuals by the Company and by certain affiliates of the Company. As of August 31, 1999, the Company had not granted any stock appreciation rights to any of the executive officers named below.



                                 Number of                    Number of Unexercised        Value of Unexercised
                                   Shares       Value         Options at August 31,      In-the-Money Options at
                                  Acquired     Realized               1999                  August 31, 1999(2)
                                     on           on        -------------------------- ---------------------------
         Name                     Exercise    Exercise(1)   Exercisable  Unexercisable  Exercisable  Unexercisable
------------------------------  -----------  -------------  ----------- -------------- ------------  -------------
Robert A. Whitman............        ---       $    ---          ---          ---       $     ---      $   ---

Hyrum W. Smith...............        ---            ---      105,000       45,000             ---          ---

Jon H. Rowberry..............        ---            ---      125,000      145,000             ---          ---

Stephen M. R. Covey..........        ---            ---          ---       25,000             ---          ---

Val John Christensen.........     50,000        825,750      167,500      117,800             ---       48,975

D. Gordon Wilson.............        ---            ---       37,250       48,750             ---          ---

John L. Theler...............        ---            ---       26,250       78,750             ---          ---

----------------------

(1) Reflects the difference between the exercise price of the options exercised and the market value of the Common Stock on the date of such exercise, as reported by the New York Stock Exchange.
(2) Reflects the difference between the exercise price of the unexercised options and the market value of the Common Stock on August 31, 1999. The last sale price of the Common Stock on August 31, 1999, as reported by the New York Stock Exchange, was $7.75 per share.


COMPENSATION COMMITTEE REPORT

         The report was prepared by the Compensation Committee of the Board of Directors (the "Committee"), which is composed of independent directors who are not employees of the Company or its subsidiaries. The Committee has responsibility for all compensation matters for the Company's Chairman and the Company's President and Chief Executive Officer (the "Key Executives"). It also has the responsibility of administering the Incentive Plan. The Key Executives determine the amount of cash compensation for executive officers other than the Key Executives. The Committee determines the amount of cash compensation under the Incentive Plan for all executive officers, including the Key Executives. The current members of the Committee are Kay Stepp, who serves as Chairperson, Dennis Heiner, Brian Krisak and Steven Wheelwright. The Committee met four times during fiscal year 1999.

         EXECUTIVE COMPENSATION PHILOSOPHY. In 1997, an executive compensation strategy and structure was created with assistance from the Board's consultants, Schuster-Zingheim and Associates. The executive compensation program enables the Company to attract, motivate and retain senior management by providing a competitive total compensation opportunity. Variable performance-based cash incentive awards is an important element of the Company's cash compensation philosophy. The Committee believes the executive compensation program strikes an appropriate balance between short- and long-term performance objectives.

         The overall executive compensation objective is pay for performance. The strategy is based on the following principles: (1) compensation is aligned with achieving the Company's strategic business plan and is directly related to performance and value added; (2) compensation promotes shared destiny and teamwork; (3) compensation attracts and retains qualified executives; (4) the greater the amount of direct influence on organizational performance, the greater the portion of pay at risk; (5) stock option issuance aligns executive and shareholder interests in building Company value and will be used as a reward to executives for increasing Company value.

         KEY EXECUTIVE COMPENSATION. Key Executive Compensation consists of annual salaries and additional compensation in the form of quarterly cash performance-based bonuses, stock options and restricted stock awards as the Committee in its discretion awards to the Key Executives. The annual salaries of the Key Executives are set at amounts that are deemed competitive for executives with comparable ability and experience, taking into account existing salaries with respect to executives in companies comparable in size and complexity to the Company. Performance-based bonuses were awarded to the Key Executives in 1999 reflecting the Company's overall performance.

         CHAIRMAN AND PRESIDENT AND CHIEF EXECUTIVE OFFICER'S COMPENSATION. Mr. Smith's and Mr. Rowberry's compensation for 1999 was determined pursuant to the principles described above. The Committee concluded that the annual performance bonus for 1999 paid to Mr. Smith and Mr. Rowberry fairly and adequately compensates them based on the overall performance of the Company. Mr. Whitman does not receive cash compensation as current Chairman of the Board of Directors and Chief Executive Officer.

         INCENTIVE STOCK OPTION PROGRAM. The Company believes it is essential for all executive officers to receive Incentive Stock Options ("ISOs") under the Incentive Plan, thereby aligning the long-term interests of executives with those of stockholders. The Company adopted the Incentive Plan in 1992, charging the Committee with responsibility for its administration. These ISOs generally vest over a four-year period and expire ten (10) years from the date of grant. If an executive officer's employment terminates prior to applicable vesting dates, the officer generally forfeits all ISOs that have not yet vested. The Committee believes that the grant of these ISOs to executive officers is highly desirable because it motivates these officers to continue their employment with the Company and creates strong incentives to maximize the growth and profitability of the Company.

         As of August 31, 1999, executive officers held incentive stock options to purchase an aggregate of 987,250 shares of Common Stock granted under the direction of the Committee pursuant to the Incentive Plan since its inception in 1992. Of those options, 430,263 are currently exercisable.

         OTHER COMPENSATION PLANS. The Company has a number of other broad-based employee benefit plans in which executive officers participate on the same terms as other employees meeting the eligibility requirements, subject to any legal limitations on amounts that may be contributed to or benefits payable under the plans. These include (I) the Company's cafeteria plan administered pursuant to
Section 125 of the Internal Revenue Code of 1986, as amended (the "Code"); (ii) the Company's 401(k) Plan, pursuant to which the company makes matching contributions; and (iii) the Company's Employee Stock Purchase Plan implemented and administered pursuant to Section 423 of the Code.

                                    Respectfully submitted,

                                    E. Kay Stepp
                                    Dennis G. Heiner
                                    Brian A. Krisak
                                    Steven C. Wheelwright

PERFORMANCE GRAPH

         The following graph shows a comparison of cumulative total shareholder return, calculated on a dividend reinvested basis, for the five fiscal years ended August 31, 1999, for the Common Stock, the S&P 600 SmallCap Index in which the Company is included and the S&P Miscellaneous Industry Index, the index to which the Company believes it would be assigned if it were included in the S&P
500. The Company has been advised that the S&P Miscellaneous Industry Index includes ten corporations, many of which, like the Company, are of a diversified nature.





                                                INDEXED RETURNS

                                                 Years Ending

                                   Aug94       Aug95      Aug96      Aug97     Aug98     Aug-99
-------------------------------------------------------------------------------------------------

FRANKLIN COVEY CO                 100.00       61.26      48.34      65.89     49.67      20.53

S&P SMALLCAP 600 INDEX            100.00      122.41     138.67     185.97    151.94     191.87

CONSMER(JWRLY,NVL,GFT)-SMALL      100.00       67.87      63.27      85.29     68.49      43.35



                      PRINCIPAL HOLDERS OF VOTING SECURITIES

         The following table sets forth information as of November 1, 1999, with respect to the beneficial ownership of shares of the Common Stock by each person known by the Company to be the beneficial owner of more than 5% of the Common Stock, by each director, by each executive officer named in the Summary Compensation Table and by all directors and officers as a group. Unless noted otherwise, each person named has sole voting and investment power with respect to the shares indicated. The percentages set forth below have been computed without taking into account treasury shares held by the Company and are based on 20,533,224 shares of Common Stock and 768,750 shares of the Series A Preferred Stock outstanding as of November 1, 1999:

                                                  Beneficial Ownership as of
                                                       November 1, 1999
                                                  ----------------------------
                                                    Number of     Percentage
                                                     Shares        of Class
                                                  --------------  ------------
COMMON STOCK:
Yacktman Asset Management.........................  2,154,045          10.5%
   303 West Madison
   Chicago, Illinois  60606

Stephen R. Covey..................................  1,927,384           9.4
  C/o Franklin Covey Co.
  2200 West Parkway Boulevard
  Salt Lake City, Utah 84119-2331

Dennis R. Webb(1)(2)..............................  1,275,712           6.2
   c/o Franklin Covey Co.
   2200 West Parkway Boulevard
   Salt Lake City, Utah 84119-2331

Dimensional Fund Advisors, Inc....................  1,242,400           6.1
   1299 Ocean Avenue
   Santa Monica, California  90401

Hyrum W. Smith(1)(2)(3)...........................    435,923           2.2

Stephen M. R. Covey...............................    305,878           1.5

Val John Christensen(3)...........................    194,280             *

Jon H. Rowberry...................................    127,462             *

Joel C. Peterson..................................    116,056
                                                                          *
D. Gordon Wilson(3)...............................     58,052             *

John L. Theler(3).................................     50,616             *

Steven C. Wheelwright.............................     16,450
                                                                          *
Robert H. Daines..................................     10,005             *

E. J. "Jake" Garn.................................      1,450
                                                                          *
Dennis G. Heiner..................................      1,450
                                                                          *
Kay E. Stepp......................................      1,450
                                                                          *
Robert A. Whitman.................................      1,450
                                                                          *
Brian A. Krisak...................................        ---
                                                                          *
Donald J. McNamara................................        ---
                                                                          *
All directors and executive officers
   As a group (23 persons)(1)(3)..................  3,401,518          16.1%

SERIES A PREFERRED STOCK (5)
Knowledge Capital Investment Company..............    768,750         100.0%
   2200 Ross Avenue, Suite 42-W
   Dallas, Texas 75201

----------------------

* Less than 1%.

(1) The share amounts indicated as beneficially owned are subject to options granted to other directors, officers and key employees of the Company by the following persons in the following amounts: Hyrum W. Smith, 48,000 shares, and Dennis R. Webb, 19,500 shares.
(2)  The share amounts indicated for Hyrum W. Smith are owned of record by Hyrum
     W. Smith as trustee of The Hyrum W. Smith Trust with respect to 329,700 shares; those indicated for Dennis R. Webb, by Dennis R. Webb as trustee of The Lighthouse Foundation with respect to 82,500 shares; and those indicated for Stephen R. Covey by Stephen R. Covey as Trustee of The
     Gathering For Zion Foundation with respect to 505,000 shares; and for SRSMC, LLC with respect to 40,000 shares; and for SANSTEP Properties, LLC with respect to 1,382,384 shares. Messrs. Smith, Webb and Covey are the respective trustees of those trusts and foundations, having sole power to vote and dispose of all shares held by the respective trusts and foundations, and may be deemed to have beneficial ownership of such shares.
(3) The share amounts indicated include shares subject to options currently exercisable held by the following persons in the following amounts: Hyrum
     W. Smith, 120,000 shares; Val John Christensen, 186,250 shares; D. Gordon Wilson, 53,750 shares; John L. Theler, 47,500 shares; and all executive officers and directors as a group, 548,950 shares.
(4) The share amounts indicated for Robert H. Daines include 5,000 shares owned by Tahoe Investments, L.L.C., a Utah limited liability company, of which Mr. Daines is a member.
(5)  The Series A Preferred Stock is convertible  into Common Stock at a rate of
     7.14 shares of Common Stock for one share of Series A Preferred Stock. If Knowledge Capital Investment Company were to convert the shares of Series A Preferred Stock into shares of Common Stock, Knowledge Capital Investment Company would be the beneficial owner of 5,491,071 shares of Common Stock. Messrs. Whitman, McNamara and Krisak, each of whom is a director of the Company and, in the case of Mr. Whitman, an executive officer of the Company, are principals of the private investment firm that sponsors Knowledge Capital and therefore may be deemed the beneficial owner of the Series A Preferred Stock and the shares of Common Stock into which the Series A Preferred Stock may be converted. Each of Messrs. Whitman, Krisak and McNamara disclaim beneficial ownership of the Series A Preferred Stock and of the Common Stock into which the Series A Preferred Stock may be converted.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than 10% of the Common Stock, to file with the Securities and Exchange Commission (the "Commission") initial reports of ownership and reports of changes in ownership of the Common Stock and other securities which are derivative of the Common Stock. Executive officers, directors and holders of more than 10% of the Common Stock are required by Commission regulations to furnish the Company with copies of all such reports they file. Based upon a review of the copies of such forms received by the Company and information furnished by the persons named below, the Company believes that all reports were filed on a timely basis, except the following: a Form 4 for Hyrum W. Smith, a Director, to report the sale of 9,000 shares and a Form 5 to report an option grant for 30,000 shares were due on November 10, 1998 and October 15, 1999, respectively, and were filed on January 11, 1999 and November 19, 1999, respectively; a Form 4 for Thomas H. Lenagh, a former Director, reporting the purchase of 9,000 shares was due on November 10, 1998 and filed on January 11, 1999; a Form 4 for John H. Graves, formerly an executive officer, to report the sale of 756 shares was due on February 15, 1999 and filed on May 10, 1999; a Form 5 for Mikell G. Rigg-McGuire, an executive officer, reporting an option grant for 20,000 shares was due on October 15, 1999 and filed on November 19,

1999; a Form 5 for Jon H. Rowberry, a Director, reporting an option grant for 30,000 shares was due on October 15, 1999 and filed on November 19, 1999; a Form 5 for D. Gordon Wilson, an executive officer, reporting an option grant for 15,000 shares was due on October 15, 1999 and filed on November 19, 1999; a Form 5 for Stephen M.R. Covey, a Director and executive officer, reporting an option grant for 25,000 shares was due on October 15, 1999 and filed on November 19, 1999; a Form 5 for Don J. Johnson, an executive officer, to report an option grant for 20,000 shares due October 15, 1999 and a Form 4 to report the purchase of 1,000 shares by Mr. Johnson, due June 10, 1999, were reported on Forms 4 filed on November 10, 1999 and June 11, 1999, respectively; Forms 4 for Joel C. Petersen, a Director, reporting the purchase of 2,513 shares, 6,950 shares and 100,000 shares were due on September 10, 1998, March 10, 1999 and July 10, 1999, respectively, and were filed on October 15, 1998 (Form 5), March 15, 1999 and August 2, 1999, respectively; Forms 5 for Val John Christensen, an executive officer, reporting option grants for 25,000 and 65,300 shares were due on October 15, 1999 and were filed on November 12, 1999 and November 19, 1999, respectively; Forms 3 for Donald J. McNamara and Brian A. Krisak reporting the appointment of Messrs. McNamara and Krisak, as Directors, were due on July 5, 1999 and were filed on November 15, 1999; Forms 4 for Knowledge Capital Investment Group, a 10% owner, reporting the purchase of 658,200 shares, the acquisition of 18,750 shares of Series A Convertible Preferred Stock
(convertible to 133,929 shares of Common Stock), and the purchase of 78,000 shares were due on September 10, 1999, October 12, 1999 and November 10, 1999, and were filed on September 15, 1999 and November 15, 1999, respectively.



                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In connection with the Merger with Covey, Dr. Covey, who is vice-chairman of the Board of Directors, entered into a Speaker Services Agreement with the Company pursuant to which Dr. Covey receives 20% of the proceeds from personal speaking engagements, which resulted in a payment of $3.0 million to Dr. Covey for the fiscal year ending August 31, 1999. Also in connection with the Merger, the Company entered 12-year leases expiring in 2009 on two office buildings located in Provo, Utah where the operations of Covey formerly conducted by Covey continued to be located. The buildings are leased from entities in which Stephen R. Covey and Stephen M. R. Covey, executive officers and/or directors of the Company have a 35% and 11% interest, respectively. Lease rentals paid in fiscal 1999 were $2,074,390. The Company believes the terms of the leases, including the lease rentals, are at least as favorable as could be obtained from unrelated third parties.

         Effective July 6, 1999, Jon H. Rowberry resigned as President and Chief Executive Officer of the Company but continued employment, under an agreement dated September 24, 1999, as a management and special project consultant for a six-month period commencing July 7, 1999 and for such longer periods as the Company and Mr. Rowberry mutually agree upon. During the six months and any extension thereof, Mr. Rowberry will be paid $39,583 per month and participate in all employee benefit plans. If Mr. Rowberry's employment terminates prior to January 6, 2002 or in the event of his disability or death, the balance of the monthly salary payments will be paid as severance (in a lump sum in the case of death or disability; otherwise, in regular payroll payments). All Incentive Stock Options held by Mr. Rowberry were cancelled effective September 24, 1999. A restricted stock award of 4,000 shares held by Mr. Rowberry vested on November 10, 1999 in accordance with its terms. A separate unvested restricted stock award of 5,000 shares was cancelled. The Company also agreed to sell to Mr. Rowberry 121,250 shares of the Company's Common Stock at the closing sale price on September 24, 1999 and to loan to Mr. Rowberry the purchase price of $911,250 evidenced by a promissory note bearing interest at 10% per annum and secured by the stock purchased. The promissory note is due upon the earlier of the sale of the stock purchased or on September 24, 2003. The Company retained a right of first refusal to purchase any shares of its Common Stock proposed to be sold by Mr. Rowberry, at the market price.

          Robert A. Whitman, the Company's Chairman and Chief Executive Officer, and Messrs. Donald J. McNamara and Brian A. Krisak, directors of the Company, are principals of the Hampstead Group, L.L.C., a Texas limited liability company, the private investment firm that sponsors Knowledge Capital, the holder of all of the Company's outstanding Series A Preferred Stock, and of Hampstead Interests, LP, a Texas limited partnership. On June 2, 1999, the Company and Hampstead Interests, LP entered into a Monitoring Agreement which provides for payment of a monitoring fee of $100,000 per quarter to Hampstead Interests, LP for assisting the Company in strategic planning, including acquisitions, divestitures, new development and financing matters. The agreement continues so long as Knowledge Capital Investment Group owns more than 50% of the 750,000 shares of Series A Preferred Stock (or Common Stock equivalents) originally purchased. The Company has paid $100,000 to Hampstead Interests, LP since the beginning of the fiscal year ended August 31, 1999, pursuant to the Monitoring Agreement.

         Each transaction described above was entered into pursuant to arm's length negotiations with the party involved and were approved by disinterested majorities of the board of directors or the Compensation Committee of the board.


        PROPOSAL TO AMEND THE FRANKLIN COVEY 1992 STOCK INCENTIVE PLAN

GENERAL

         The Franklin 1992 Stock Incentive Plan (the "Incentive Plan") was adopted by the Board of Directors on March 30, 1992 and approved by the Company's shareholders on March 31, 1992. The Incentive Plan was amended on October 5, 1992 to reflect the change of the Company's name to Franklin Quest Co. On December 6, 1993, the Incentive Plan was further amended to increase the maximum number of restricted shares, stock units and options that may be awarded thereunder from 1,000,000 to 5,000,000. The Incentive Plan was amended on July 14, 1997 to reflect the change of the Company's name to Franklin Covey Co. On March 26, 1999, the Board of Directors further amended the Incentive Plan, subject to shareholder approval to increase the maximum number of restricted shares, stock units and options that may be awarded thereunder from 5,000,000 to 6,000,000. The following description of the Incentive Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the Incentive Plan.

DESCRIPTION OF THE INCENTIVE PLAN

         PURPOSE. The purpose of the Incentive Plan is to promote the long-term success of the Company and the creation of incremental shareholder value by (a) encouraging key employees of the company and its subsidiaries to focus on critical long-range objectives, (b) encouraging the attraction and retention of key employees with exceptional qualifications, and (c) linking the interest of key employees of the Company directly to shareholder interests through increased stock ownership.

         ADMINISTRATION. The Incentive Plan is administered by a committee (the "Committee") of the Board of Directors consisting of a sufficient number of disinterested members of the Board of Directors so as to qualify the Committee to administer the Incentive Plan as contemplated by Rule 16b-3 promulgated pursuant to the Exchange Act. The Committee is presently composed of the Compensation Committee of the Board of Directors. The Committee shall select the employees who are to receive awards under the Incentive Plan, determine the amount, vesting requirements and other conditions of such awards, interpret the Incentive Plan, execute agreements setting forth the terms of such awards (each, a "Stock Award Agreement") and make all other decisions relating to the operation of the Incentive Plan.

         DURATION OF THE INCENTIVE PLAN. The Incentive Plan became effective on March 31, 1992 and will remain in effect until terminated by the Board of Directors, except that no Incentive Option (defined below) may be granted under the Incentive Plan after March 30, 2002. Notwithstanding the termination of the Incentive Plan, the Incentive Plan shall continue in effect after such termination for purposes of the administration of any Incentive Plan award granted prior to the effective date of the termination of the Incentive Plan.

         SHARES SUBJECT TO THE INCENTIVE PLAN. The Incentive Plan provides for the issuance of Incentive Stock Options (the "Incentive Options"), as that term is defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), nonqualified stock options which are not governed by the provisions of
Section 422 of the Code ("Nonqualified Options") for shares of Common Stock (the Incentive Options and the Nonqualified Options may be referred to collectively as the "Options"), certain corresponding stock appreciation rights ("SARs"), restricted shares of Common Stock ("Restricted Shares") and Stock Units, described below, or any combination thereof (the various awards are referred to collectively as the "Awards"). The maximum number of Options, Restricted Shares and Stock Units that may be awarded under the Incentive Plan is currently 7,000,000, subject, however, to approval of the proposed amendment to the Incentive Plan. If any Options, Restricted Shares or Stock Units are forfeited or if any Option terminates for any reason before being exercised, then such Options, Restricted Shares or Stock Units shall again become available for Awards under the Plan. Notwithstanding the above, if any Options are surrendered because corresponding SARs are exercised, such Options shall not become available again for awards under the Incentive Plan. Any Common Stock issued pursuant to the Incentive Plan may be authorized but unissued shares or treasury shares. Shares of Common Stock to be issued upon the exercise of Awards granted pursuant to the Incentive Plan have been registered with the Commission under a Registration Statement on Form S-8, on file with the Commission. The last sale price of the Common Stock on August 31, 1999, as reported by the New York Stock Exchange, was $7.75 per share.

         In the event of a subdivision of the outstanding shares of Common Stock, a declaration of a dividend payable in Common Stock, a declaration of a dividend payable in a form other than Common Stock in an amount that has a material effect on the price of the shares of Common Stock, a combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a lesser number of shares of Common Stock, a recapitalization or similar occurrence (the occurrence of each of which may be referred to as a "Capital Change"), the Committee shall make appropriate adjustments in the number of Options, Restricted Shares and Stock Units available for future awards under the Incentive Plan.

         ELIGIBILITY. Awards may be granted only to employees of the Company and its subsidiaries that the Committee, in its sole discretion, shall determine to be key employees (the "Key Employees"), including, without limitation, members of the Board of Directors or officers of the Company who are determined by the Committee to be Key Employees. Members of the Committee are not eligible to participate in the Incentive Plan.

         OPTIONS. The Committee, in its sole discretion, may grant both Incentive Options and Nonqualified Options from time to time. The Committee has complete authority, subject to the terms of the Incentive Plan, to determine the persons to whom and the time or times at which grants of Options will be made. The Incentive Plan provides that the exercise price of Options, restrictions upon the exercise of Options and restrictions on the transferability of shares issued upon the exercise of Options, shall be determined by the Committee in its sole discretion, except that (i) the exercise price of any Incentive Option shall not be less than the fair market value of a share of Common Stock as of the date of the grant, (ii) in the case of an Incentive Option granted to any individual who, at the time that the Incentive Option is granted, owns more than ten percent of the total combined voting power of all classes of stock of the Company or any of its subsidiaries (a "Restricted Shareholder"), the exercise price of such Incentive Option shall not be less than 110% of the fair market value, determined pursuant to the Incentive Plan, of a share of Common Stock as of the date on which the Option is granted, and (iii) the exercise price of any Nonqualified Option shall be not less than the par value of the Common Stock. The Committee, in its sole discretion, shall determine the time or times when each Option vests and becomes exercisable. The term of an Incentive Option, however, may not be more than ten years from the date of grant and the term of any Incentive Option granted to a Restricted Shareholder may not be more than five years from the date of grant. During the lifetime of the employee receiving the Option (the "Optionee"), the Option shall be exercisable only by the Optionee and shall not be assignable or transferable. Each Option shall become exercisable in such installments, at such time or times, and is subject to such conditions, as the Committee, in its discretion, may determine at or before the time the Option is granted. The Committee may provide for the accelerated exercisability of an Option in the event of the death, disability or retirement of the Optionee and may provide for expiration of the Option prior to the end of its term in the event of the termination of the Optionee's employment.

         PAYMENT. The exercise price of Options granted under the Incentive Plan shall be payable at the time of exercise in cash or, in the discretion of the Committee, in shares of Common Stock or other forms approved by the Committee. In the case of an Incentive Option, payment shall be made only pursuant to the express provisions with regard to exercise that the Committee determines to include in the applicable Stock Award Agreement. Any payment method approved by the Committee must be consistent with applicable law, regulations and rules as well as the terms and conditions of the Plan.

         STOCK APPRECIATION RIGHTS. In connection with the grant of any Option, the Committee, in its sole discretion, may also grant an SAR, which shall relate to a specific Option granted to the Optionee. Such SAR shall entitle the Optionee to surrender to the Company, unexercised, all or any part of that portion of the Option which then is exercisable and to receive from the Company an amount equal to the difference between the aggregate exercise price of the share of Common Stock subject to the Option and the fair market value, as determined under the Incentive Plan, of such share on the date of such exercise. Payment by the Company of any amount owing pursuant to the exercise of an SAR may be made in shares of Common Stock, cash, or any combination of cash and shares, as determined in the sole discretion of the Committee. The determination of the Committee to include an SAR in an Incentive Option may be made only at the time of the grant of the Incentive Option. The Committee may include an SAR in a Nonqualified Option at the time of the grant, and any time thereafter until six months before the expiration of the Nonqualified Option.

         An SAR may be exercised only to the extent the Option to which it is applicable is exercisable and may not be exercised unless both the SAR and the related Option have been outstanding for more than six months. If, on the date an Option expires, the exercise price of the Option is less than the fair market value of the shares of Common Stock on such date, then any SARs included in such Option shall automatically be deemed to be exercised as of such date with respect to any portion of such Option that has not been exercised or surrendered.

         RESTRICTED SHARES. The Committee may grant shares of Common Stock which are subject to vesting conditions as an Award under the Incentive Plan (the "Restricted Shares"). The award of Restricted Shares may be made at any time and for any year of the Incentive Plan. The Restricted Shares shall become vested, in full or in installments, upon satisfaction of the conditions specified in the Stock Award Agreement. The Committee shall select the vesting conditions, which may be based upon the recipient's service and/or performance, the Company's performance, or such other criteria as the Committee may adopt. The Stock Award Agreement may also provide for accelerated vesting in the event of the recipient's death, disability or retirement. A recipient of Restricted Shares, as a condition to the grant of such Restricted Shares, shall be required to pay the Company, in cash, an amount equal to the par value of the Restricted Shares. The holders of Restricted Shares shall have the same voting, dividend and other rights as the Company's other shareholders.

         STOCK UNITS. A Stock Unit is an unfunded and unsecured bookkeeping entry representing the equivalent of one share of Common Stock which is subject to certain vesting conditions (a "Stock Unit"). Holders of Stock Units have no voting rights or other rights of a shareholder, but are entitled to receive "Dividend Equivalents" in an amount equal to the amount of cash dividends paid on the number of shares of Common Stock represented by the Stock Units while the Stock Units are outstanding. Stock Units and corresponding Dividend Equivalents will be settled at a time determined by the Committee and may be paid, in the discretion of the Committee, in the form of cash, shares of Common Stock, or a combination thereof.

         Stock Units may be awarded in combination with Restricted Shares or Nonqualified Options, and the Committee may provide that the Stock Units will be forfeited in the event that the related Nonqualified Options are exercised. No cash consideration shall be required for an award of a Stock Unit. The Committee may grant Stock Units at anytime during the term of the Incentive Plan. The Committee shall, in its sole discretion, select the vesting conditions for each award of a Stock Unit. The vesting conditions may be based upon the recipient's service or performance, the Company's performance, or such other criteria that the Committee may adopt.

         AMENDMENTS TO THE INCENTIVE PLAN. The Board of Directors may, at any time and for any reason, amend or terminate the Incentive Plan. Any amendment to the Incentive Plan, however, shall be subject to the approval of the Company's shareholders to the extent required by applicable laws, regulations or rules. No amendment, suspension or termination of the Incentive Plan shall affect an Award granted on or prior to the effective date of such amendment.

         GENERAL PROVISIONS. Neither the Incentive Plan nor the grant of any Award thereunder shall be deemed to give any individual the right to remain employed by the Company or any of its subsidiaries. The Incentive Plan shall not inhibit the Company's ability to terminate or modify the terms of the employment of any employee at anytime, with or without cause. Participants in the Incentive Plan shall have no rights with respect to dividends, voting or any other privileges accorded to the Company's shareholders prior to the issuance of stock certificates for shares of Common Stock. Recipients of Options under the Incentive Plan shall have no obligation to exercise such Options. Participants in the Incentive Plan shall not have any rights or interest under the Plan in any Option or shares of the Company's Common Stock prior to the grant of an Option, Restricted Share or Stock Unit to such participant.

INCENTIVE PLAN BENEFITS

         The Company cannot now determine the exact number of Incentive Options, Non-qualified options, SARs, Restricted Shares or Stock Units to be granted in the future to the persons named under "Executive Compensation - Summary Compensation Table," to all current executive officers as a group, or to all employees (including executive officers). See "Executive Compensation - Option/SAR Grants in Last Fiscal Year" for the number of options granted under the Incentive Plan to the persons named in the Summary Compensation Table for the year ended August 31, 1999. During the year ended August 31, 1999, options to purchase 391,300 shares of Common Stock were granted to all executive officers as a group and options to purchase 1,414,000 shares were granted to all employees, including all officers who are not executive officers, as a group.

FEDERAL INCOME TAX CONSEQUENCES

         The following tax discussion is a brief summary of current material U.S. federal income tax law applicable to the Incentive Plan. The discussion is intended solely for general information and omits certain information which does not apply generally to all participants in the Incentive Plan.

         This discussion is based on currently existing provisions of the Code, existing and proposed Treasury regulations promulgated thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences of any participant under the Incentive Plan. In addition, the following discussion does not address foreign, state, or local tax laws, or the tax consequences relating to participants who are nonresident alien individuals. Accordingly, participants are urged to consult their own tax advisor with respect to the specific tax consequences to them relating to the Incentive Plan.

         INITIAL GRANT OF OPTIONS AND STOCK APPRECIATION RIGHTS. A recipient of Options, whether Nonqualified Options or Incentive Options, or SARs incurs no income tax liability, and the Company obtains no deduction, from the grant of Options or SARs.

         INCENTIVE OPTIONS. The holder of an Incentive Option will not be subject to federal income tax upon the exercise of the Incentive Option, and the Company will not be entitled to a tax deduction by reason of such exercise, provided that the holder is still employed by the Company (or terminated employment no longer than three months before the exercise date). Additional exceptions to this exercise timing requirement apply upon the death or disability of the Optionee. A sale of the shares of Common Stock received upon the exercise of an Incentive Option which occurs both more than one year after the exercise of the Incentive Option and more than two years after the grant of the Incentive Option will result in the realization of long-term capital gain or loss in the amount of the difference between the amount realized on the sale and the exercise price for such shares. Generally, upon a sale or disposition of the shares prior to the foregoing holding requirements (referred to as a "disqualifying disposition"), the Optionee will recognize ordinary compensation income, and the Company will receive a corresponding deduction, equal to the lesser of (i) the excess of the fair market value of the shares on the date of transfer to the Optionee over the exercise price, or (ii) the excess of the amount realized on the disposition over the exercise price.

         The excess of the fair market value of the shares of Common Stock at the time of the exercise of an Incentive Stock Option over the Option price will increase the Optionee's alternative minimum taxable income subject to the alternative minimum tax, unless a subsequent disqualifying disposition occurs in the same taxable year of the Optionee in which the Common Stock was purchased.

         NONQUALIFIED OPTIONS. Upon the exercise of a Nonqualified Option, the amount by which the fair market value of the shares of Common Stock on the date of exercise exceeds the exercise price will be taxed to the Optionee as ordinary compensation income. The Company will generally be entitled to a deduction in the same amount, provided it satisfies certain IRS reporting requirements relating to the terms of the option. In general, the Optionee's tax basis in the shares acquired by exercising a Nonqualified Option is equal to the fair market value of such shares on the date of exercise. Upon a subsequent sale of any such shares in a taxable transaction, the Optionee will realize capital gain or loss in an amount equal to the difference between his or her basis in the shares and the sale price.

         RESTRICTED SHARES. The recipient of an award of Restricted Shares will be required to recognize income in the first year that (i) the Restricted Shares become transferable by the recipient, or (ii) the Restricted Shares are not subject to a substantial risk of forfeiture. The various vesting conditions imposed upon the Restricted Shares in the applicable Stock Award Agreement will determine if the Restricted Shares are subject to a substantial risk of forfeiture. The amount of income that must be recognized in connection with a grant of Restricted Shares will be equal to the difference between the fair market value of the Restricted Shares in the year that income is recognized and value paid by the recipient for the Restricted Shares. The income recognized will be taxed as ordinary income. The Company will generally be entitled to a deduction in the same amount provided it satisfies certain IRS reporting requirements. The tax basis in the restricted Shares will be the value paid by the recipient plus any income recognized by the recipient.

         A recipient may elect to recognize income in the year he or she receives an award of Restricted Shares even if the Restricted Shares are non-transferable and subject to a substantial risk of forfeiture. The recipient will recognize as income the difference between the fair market value of the Restricted Shares and the value of such Restricted Shares on the date of the award. The tax basis in the Restricted Shares will be the value paid by the recipient plus any income recognized by the recipient. By making such election, the recipient can defer recognizing as income the increase in value of the Restricted Shares during such period until the Restricted Shares are sold or transferred. Upon the subsequent sale of any Restricted Shares in a taxable transaction, the recipient will realize capital gain or loss (long-term or short-term, depending on whether the Restricted Share were held for more than twelve months before the sale) in an amount equal to the difference between his or her basis in the Restricted Shares and the sale price.

         STOCK UNITS AND STOCK APPRECIATION RIGHTS. Upon the exercise of an SAR and/or the payment of Stock Units and corresponding Dividend Equivalents, a participant under the Incentive Plan will recognize ordinary compensation income in the amount of both the cash and the fair market value of the shares of Common Stock received upon the exercise of the SAR or the payment of the Stock Unit and Dividend Equivalent, and generally the Company will be entitled to a corresponding deduction. In the event the participant receives shares of Common Stock upon the exercise of the SAR or the payment of the Stock Unit or Dividend Equivalent, any shares so acquired will have a tax basis equal to their fair market value on the date of such exercise or payment, and the holding period of the shares will commence on the day following that date. Upon a subsequent sales of such shares, the participant will recognize capital gain or loss (long-term or short-term, depending on whether the shares were held for more than twelve months before the sale) in an amount equal to the difference between his or her basis in the shares and the sale price.

         WITHHOLDING TAX OBLIGATIONS. To the extent required by applicable federal, state, local or foreign law, the recipient of any payment or distribution under the Incentive Plan will make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise by reason of such payment or distribution. The Company will not be required to make such payment or distribution until such obligations are satisfied. The Committee may permit an Incentive Plan participant who exercises an Nonqualified Option to satisfy all or part of his or her withholding tax obligation by having the Company withhold a portion of the Common Stock that otherwise would be issued to the participant under such Nonqualified Option.

PROPOSED AMENDMENT

         On March 26, 1999, the Board of Directors amended the Incentive Plan (the "Amendment") to increase the aggregate number of shares reserved for Awards of Restricted Shares, Stock Units and Options from 5,000,000 to 6,000,000, subject to shareholder approval. As of August 31, 1999, there were outstanding Awards relating to an aggregate of 5,184,565 shares of Common Stock. Any Awards under the Incentive Plan in excess of 5,000,000 shares are subject to shareholder approval of the Amendment. Following a review of the Awards made under the Incentive Plan to date and additional Awards which may be made under the Incentive Plan, the Board is recommending that shareholders of the Company vote for approval of the Amendment. The Board believes that the relatively small increase in the number of shares available for Awards will be adequate for the foreseeable future, as the Company intends to implement broad-based equity incentive programs for officers and key employees involving issued and outstanding shares of the Company's Common Stock rather than issuance of new shares.

         Approval of the Amendment requires that the number of votes cast in favor of the Amendment at the Annual Meeting exceed the number of votes cast in opposition to the Amendment. Approval of the Amendment will not result directly in the grant of any Awards to the executive officers, directors or employees of the Company. Approval will, however, increase the number of Restricted Shares, Stock Units and Options which may be granted to Key Employees, including those executive officers and certain directors of the Company who are eligible to participate in the Incentive Plan. If the Amendment is not approved by the shareholders of the Company, the Incentive Plan will continue in effect as amended on July 14, 1997.

CERTAIN INTERESTS OF DIRECTORS

         In considering the recommendation of the Board of Directors with respect to the Amendment, shareholders should be aware that the members of the Board of Directors have certain interests which may present them with conflicts of interest in connection with such proposal. As discussed, above, all Key Employees, including all current directors who are employees of the Company except those who may be serving as members of the Committee, are eligible to participate in the Incentive Plan.

         The Board of Directors recognizes that adoption of the proposed amendment to the Incentive Plan may benefit individual directors of the Company and their successors, but it believes that approval of the Amendment will strengthen the Company's ability to continue to attract, motivate and retain qualified employees, officers and directors. Furthermore, the Board of Directors believes that approval of the Amendment will advance the interests of the Company and its shareholders by encouraging Key Employees to make significant contributions to the long-term success of the Company. The Board of Directors believes that the Amendment is in the best interests of the Company and its shareholders, and therefore unanimously recommends a vote FOR the proposal to approve the Amendment. In considering the foregoing recommendation of the Board of Directors, shareholders should be aware that the current members of the Board of Directors own, in the aggregate, approximately 16% of the share of the Common Stock outstanding as of November 1, 1999. See "Principal Holders of Voting Securities."


                            SELECTION OF AUDITOR

         The Audit Committee of the Board of Directors has recommended, and the Board of Directors has selected, the firm of Arthur Andersen LLP, independent certified public accountants, to audit the financial statements of the Company for the fiscal year ending August 31, 2000, subject to ratification by the shareholders of the Company. The Board of Directors anticipates that one or more representatives of Arthur Andersen will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

                               OTHER MATTERS

         As of the date of this Proxy Statement, the Board of Directors knows of no other matters to be presented for action at the meeting. However, if any further business should properly come before the meeting, the persons named as proxies in the accompanying form will vote on such business in accordance with their best judgment.


                          PROPOSALS OF SHAREHOLDERS

         Proposals which shareholders intend to present at the annual meeting of shareholders to be held in calendar 2001 must be received by Val John
Christensen, Executive Vice President, Secretary and General Counsel of the Company, at the Company's executive offices (2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331) no later than August 15, 2000.

                            ADDITIONAL INFORMATION

         The Company will provide without charge to any person from whom a Proxy is solicited by the Board of Directors, upon the written request of such person, a copy of the Company's 1999 Annual Report on Form 10-K, including the financial statements and schedules thereto (as well as exhibits thereto, if specifically requested), required to be filed with the Securities and Exchange Commission. Written requests for such information should be directed to Franklin Covey Co., Investor Relations Department, 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331, Attn: Mr. Richard Putnam.